EXHIBIT 10.24

XENOPORT, INC. EXECUTIVE OFFICER BONUS PLAN

PURPOSE

The purpose of the XenoPort, Inc. Executive Officer Bonus Plan (the “Plan”), effective January 1, 2006, is to provide certain employees of XenoPort, Inc. (the “Company”) with incentives to achieve the highest level of individual and team performance and to meet or exceed specified goals, which contribute to the overall success of the Company.

DEFINITIONS

Active Service – The period of full-time, active employment with the Company used in determining length of service minimums for purposes of this Plan.  Active Service excludes all of the time while the Participant is on any leave of absence.

Award – The amount of any bonus issued to a Participant under this Plan.

Board – The Board of Directors of the Company.

Compensation Committee  – The Compensation Committee of the Board.

Corporate Bonus Criteria – The Company’s corporate performance goals and objectives for each Plan Period, which are: (i) developed by the Chief Executive Officer of the Company (the “CEO”) in consultation with management; (ii) reviewed and approved by the Compensation Committee; and (iii) approved by the Board.  The Corporate Bonus Criteria will be based on meeting certain corporate performance goals and objectives with respect to the Company’s financial performance, clinical development of product candidates and entering into collaborations with respect to current and potential product candidates, as well as other criteria developed by the CEO in consultation with the Compensation Committee and approved by the Board.

Corporate Bonus Score – The attainment, whether partially or in full, of the Corporate Bonus Criteria by the Company for each Plan Period as determined by the Compensation Committee and approved by the Board.

Eligible Earnings – A Participant’s base pay, excluding such items as prior bonuses, travel and incidental expenses, car allowances, moving expenses, relocation allowance, disability payments, workers’ compensation payments or any special monetary awards or allowances such as special bonus payments.

Executive Officers – The executive officers of the Company, as that term is defined in Section 16 of the Securities Exchange Act of 1934, as amended.

Individual Bonus Criteria – The individual performance goals and objectives pursuant to which a Participant’s performance will be measured.  A Participant’s Individual Bonus Criteria for each Plan Period shall be developed by the Company in consultation with the Participant.  For Executive Officers other than the CEO and President, the Individual Bonus Criteria for such Participants must be approved by the Compensation Committee, in consultation with the CEO.  For the CEO and President, the Individual Bonus Criteria for such Participants must be approved by the Compensation Committee and the Board.

Individual Bonus Score – The score representing whether and, if the Individual Bonus Criteria have been partially met, at what level a Participant’s Individual Bonus Criteria have been met by the Participant for each Plan Period.  For Executive Officers other than the CEO and President, the Individual Bonus Scores shall be determined by the Compensation Committee’s subjective assessment, in consultation with the CEO, of the Participant’s level of achievement against the Participant’s Individual Bonus Criteria.  For the CEO and President, the Individual Bonus Scores shall be determined by the Compensation Committee’s subjective assessment of the Participant’s level of achievement against the Participant’s Individual Bonus Criteria and recommended to the Board for final approval.

Participant – An Executive Officer of the Company holding a Qualified Position who meets all of the eligibility requirements of the Plan set forth below.

Payout Date – The date on which Awards are paid to Participants.

Plan Period – The time period commencing January 1 and concluding December 31 of each year that this Plan remains in effect.

Qualified Position – Those Executive Officer positions within the Company that are covered by this Plan as determined by the Compensation Committee from time to time in its discretion.

Target Percentage – An assigned percentage of a Participant’s Eligible Earnings, which is the intended amount of any potential Award under this Plan for each Plan Period.  The Target Percentage is based upon the Participant’s position within the Company.  The Target Percentages may be amended annually in the discretion of the Compensation Committee, as approved by the Board.  The Target Percentage may range from 0% to a maximum of 50% of Eligible Earnings.

ELIGIBILITY FOR PARTICIPATION

In order to be eligible to participate in the Plan, a Participant must:

•	be employed by the Company on the last day of the Plan Period;
•	have completed six months of Active Service in a Qualified Position during the Plan Period or have been deemed by the Compensation Committee to be eligible to participate fully in the Plan; and
•	not have been placed on a written performance improvement plan at any time during the Plan Period.

PRO-RATA PARTICIPATION

Participants with at least six but less than 12 months of Active Service in a Qualified Position during the Plan Period will participate in the Plan on a pro-rata basis.  If a Participant dies prior to the Payout Date, the Award that the Participant otherwise would have been eligible to receive under the Plan may be paid to his/her estate at the discretion of the Company.

PARTICIPATION WHEN TRANSFERRING BETWEEN QUALIFIED POSITIONS

Participants who move from one Qualified Position to another during the Plan Period will participate in the Plan at the following levels:

•	If less than six months in the new Qualified Position at the end of the Plan Period – Pro-rata participation based on length of time in each Qualified Position; and
•	If greater than or equal to six months in the new Qualified Position – Target Percentage of the new Qualified Position.

ADMINISTRATION

The Plan will be administered by the Compensation Committee, in consultation with the CEO.  The Compensation Committee shall have sole authority to administer and interpret the Plan, establish administrative rules, determine eligibility and take any other action necessary for the proper and efficient administration and operation of the Plan.  Except as otherwise set forth herein, all determinations as to the Target Percentages, amount of Awards, the method of calculating Awards, eligibility for Awards, determination of Corporate Bonus Scores, determination of Individual Bonus Scores and interpretations of this Plan shall be within the sole discretion of the Compensation Committee, in consultation with the CEO.

CALCULATION OF AWARDS

As soon as practicable after the end of a Plan Period, the Compensation Committee shall evaluate and assess whether and, if the Corporate Bonus Criteria have been partially met, at what level the Corporate Bonus Criteria have been met by the Company and determine the Corporate Bonus Score for the Plan Period.  In determining the Corporate Bonus Score, each Corporate Bonus Criteria shall be weighted at various levels of achievement (i.e., exceed, meet, partial achievement and failure to meet) according to a point scale determined by the Compensation Committee, and approved by the Board, for each Plan Period.

For the CEO and President:  Awards under this Plan for the CEO and President shall be based 80% on achievement by the Company of the Corporate Bonus Criteria and 20% on achievement of Individual Bonus Criteria.  The 80% based on achievement of Corporate Bonus Criteria shall be calculated by taking the Corporate Bonus Score and then identifying the percentage of Eligible Earnings to be paid by locating the total number of points on the relevant award calculation chart approved by the Compensation Committee for each Plan Period.  The other 20% of the Award, if any, shall be based on the applicable Individual Bonus Score as determined by the Compensation Committee’s subjective assessment of the Participant’s level of achievement against the Participant’s Individual Bonus Criteria and recommended to, and approved by, the Board.  The maximum Award may not exceed the amount calculated by multiplying a Participant’s Eligible Earnings by the sum of the Target Percentage and 10%.

For Other Executive Officers: Awards under this Plan for Executive Officers other than the CEO and President shall be based 50% on achievement by the Company of the Corporate Bonus Criteria and 50% on achievement of Individual Bonus Criteria.  The 50% based on achievement of Corporate Bonus Criteria shall be calculated by taking the Corporate Bonus Score and then identifying the percentage of Eligible Earnings to be paid by locating the total number of points on the relevant award calculation chart approved by the Compensation Committee for each Plan Period.  The other 50% of the Award, if any, shall be based on the Participant’s Individual Bonus Score as determined by the Compensation Committee’s subjective assessment, in consultation with the CEO, of the Participant’s level of achievement against the Participant’s Individual Bonus Criteria.  The maximum Award may not exceed the amount calculated by multiplying a Participant’s Eligible Earnings by the sum of the Target Percentage and 10%.

The Compensation Committee in its discretion may determine to grant an Award even though certain criteria are not met.

PAYMENT OF AWARDS

Awards shall be paid as soon as practicable after the performance and financial results for the Plan Period are determined, but in all events the Payout Date shall occur prior to April 1 of the year following the Plan Period.  Awards are subject to applicable withholdings.

GENERAL

Participants who engage in an activity that violates applicable local, state or federal laws, or who violate Company policies, may be subject to having their Awards reduced or eliminated in the sole discretion of the Compensation Committee, except in the case of the CEO or President where the Board shall make the final determination after considering the Compensation Committee’s recommendation.

There is no obligation of uniformity of treatment of Participants under the Plan.  Awards under the Plan may not be assigned or alienated.

Neither this Plan nor any action taken hereunder shall be construed as giving any employee or Participant the right to be retained in the employ of the Company.  Employees of the Company are employed “at will” unless they have an agreement signed by the CEO or a member of the Board providing for other than at-will employment.

Nothing in the Plan shall be deemed to give any employee any right, contractual or otherwise, to participate in the Plan or in any benefits hereunder, other than the right to receive payment of an Award as may have been expressly awarded in writing by the Board.

The Company reserves the right to amend, modify or terminate this Plan.  The Corporate Bonus Criteria and Individual Bonus Criteria apply only for the applicable Plan Period unless the Participant is notified otherwise in writing.

The provisions contained in this Plan set forth the entire understanding of the Company with respect to the Plan and supercede any and all prior communications between the Company and any employee with respect to the Plan.